                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                 ADVANCED ENERGY REPORTS THIRD QUARTER REVENUES
                    UP 95 PERCENT FROM THIRD QUARTER OF 1998

FORT COLLINS, CO (OCTOBER 11, 1999) -- Advanced Energy Industries, Inc. (Nasdaq
NM: AEIS) today reported financial results for the third quarter and nine-month period ended September 30, 1999. Advanced Energy is an industry-leading manufacturer of critical power delivery systems to original equipment manufacturers to make semiconductors, compact disks, data storage, flat panel displays, and industrial products.

For the third quarter of 1999, revenues were $51.1 million, up 95 percent from $26.3 million for the third quarter of 1998 and up 23 percent from $41.5 million for the second quarter of 1999. "Revenue growth was driven primarily by increasing demand from our core customers in the semiconductor equipment industry," said Douglas S. Schatz, chairman and CEO. "Shipments to semiconductor equipment manufacturing clients are more than three times what they were a year ago as this global market continues to strengthen. We have seen greater demand for blank CDs, driven by the adoption of the MP3 format. DRAM overcapacity issues are fading, and computer prices are firming slightly. Additionally, we are seeing a proliferation of DVD drives in both TV and PC platforms. These factors have contributed to rapid growth in our data storage and flat panel display applications business, which now accounts for approximately 17 percent of revenue."

Net income for third quarter of 1999 was $5.5 million, or $0.20 per diluted share, compared to a net loss of $3.5 million, or $0.13 per share in the third quarter of 1998. 1999 third quarter income almost doubled from 1999 second quarter income of $2.8 million, or $0.10 per diluted share.

"The level of products shipped from our Voorhees facility exceeded our expectations and suppressed our gross margin at 44 percent which is below our goal. We believe that we have continued upside potential in the gross margin at that facility as we continue our materials management program implementation. R&D expenditures for the quarter were $6.9 million, or 13.6 percent of revenue, reflecting our continued investment in developing new products that enable our customers to maximize the value of their process equipment, and the expansion of our Silicon Valley design facility to meet the needs of customers in that region. We are committed to making the necessary R&D investments to maintain our leadership position in the power conversion and control marketplace. At the same time, we believe we have the operations discipline, infrastructure, and expanding product portfolio to continue to meet our profitability and growth plans," concluded Mr. Schatz.

For the nine months ended September 30, 1999, revenues were $125.4 million compared with $102.1 million for the same period of 1998. Gross profit for the 1999 nine-month period improved measurably to $53.9 million, or 43 percent, compared with $30.1 million, or 29.5 percent, for the 1998 period. Net income for the 1999 nine-month period was $8.8 million, or $0.31 per diluted share, compared to a net loss of $5.7 million, or $0.22 per diluted share, for the nine-month period ended September 30, 1998.

1998 third quarter and nine-month financial results have been restated to reflect the 1998 fourth quarter acquisition of RF Power Products, Inc. (RFPP), using the pooling of interests method of accounting.

SAFE HARBOR STATEMENT

Except for any historical information contained herein, the matters discussed in this news release are forward-looking statements that reflect our current beliefs and expectations including the achievement of goals established by the Company to improve gross margin and maintain operating expenses in line with revenue and continued sales growth in non-semiconductor areas. Actual results may differ materially from the forward-looking statements which by their nature are subject to risks and uncertainties including fluctuations in quarterly and annual revenues and operating results, the volatility of the semiconductor and semiconductor capital equipment industries and other risks detailed from time to time in the Company's Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. The Company continues to be susceptible to fluctuations in quarterly and annual revenues and operating results and the volatility of the semiconductor and semiconductor capital equipment industries. The Company assumes no obligation to update the information in this release.

ABOUT THE COMPANY

Founded in 1981, Advanced Energy Industries, Inc. is a leading manufacturer of power delivery systems that are critical in the manufacturing of semiconductors, data storage media, flat panel displays, and other products using thin-film technology. The Company also manufactures ion beam sources and plasma abatement systems for applications in data storage and semiconductor manufacturing. Within its comprehensive product portfolio of direct current (DC), low/mid-frequency and radio frequency (RF) solutions, the Company sells hundreds of different products critical in applications ranging from compact disks, digital video disks, flat panel displays, the most popular logic semiconductor devices, among many other applications. The Company's stock is traded on the Nasdaq National Market under the symbol AEIS.

                       ADVANCED ENERGY INDUSTRIES, INC.
                        CONSOLIDATED INCOME STATEMENT
                     (in thousands except per share data)

                                     Quarter Ended             Nine Months Ended
                                     September 30,                September 30,
                                  1999          1998          1999           1998
                               (unaudited)   (unaudited)   (unaudited)    (unaudited)
Sales                            $51,142       $26,292       $125,385       $102,142
Cost of sales                     28,598        18,317         71,450         72,046
Gross profit                      22,544         7,975         53,935         30,096

Operating expenses:
  Research and
    development                    6,935         5,722         19,545         17,951
  Sales and marketing              4,187         3,255         11,471         10,331
  General and
    administrative                 3,715         2,353          9,673          7,980
  Restructuring charge                --         1,000             --          1,000

Income (loss) from
  operations                       7,707        (4,355)        13,246         (7,166)

Other income (loss)                1,131          (214)         1,148             13

Net income (loss) before
  income taxes                     8,838        (4,569)        14,394         (7,153)

Provision (benefit) for
  income taxes                     3,303        (1,089)         5,555         (1,422)

Net income (loss)                $ 5,535       $(3,480)      $  8,839       $ (5,731)

Basic earnings (loss)
  per share                      $  0.20       $ (0.13)      $   0.33       $  (0.22)
Diluted earnings (loss)
  per share                      $  0.20       $ (0.13)      $   0.31       $  (0.22)

Basic weighted-average
  common shares
  outstanding                     27,048        26,585         26,940         26,536

Diluted weighted-average
  common shares
  outstanding                     28,318        26,585         28,172         26,536

ADDITIONAL INFORMATION:
Earnings (loss) before
  interest, taxes,
  depreciation and
  amortization                   $10,561       $(2,982)      $ 19,275       $ (2,838)

                       ADVANCED ENERGY INDUSTRIES, INC.
                          CONSOLIDATED BALANCE SHEET
                               (in thousands)


                                       September 30,     December 31,
                                          1999              1998
                                       (unaudited)       (unaudited)
ASSETS

Current Assets:
  Cash and equivalents                  $ 11,261          $ 12,295
  Marketable securities - trading         17,329            15,839
  Accounts receivable                     37,176            15,604
  Income tax receivable                      539             3,576
  Inventories                             23,465            21,412
  Other current assets                     1,377               797
  Deferred income tax assets, net          4,768             4,112
Total current assets                      95,915            73,635

Property and equipment, net               15,565            15,320
Other assets                               3,597             3,494
Goodwill and intangibles, net              7,550             8,586
Total assets                            $122,627          $101,035

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable, trade               $ 11,414          $  5,675
  Other current liabilities                8,280             5,123
  Accrued income taxes payable             1,508               567
  Current portion of long-term debt          613               211
Total current liabilities                 21,815            11,576

Long-term debt                               203               326
Stockholders' equity                     100,609            89,133
Total liabilities and
stockholders' equity                    $122,627          $101,035

                       ADVANCED ENERGY INDUSTRIES, INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                               (in thousands)

                                                  Nine Months Ended September 30,
                                                      1999              1998
                                                   (unaudited)       (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                        $  8,839           $(5,731)
  Depreciation and amortization                        5,511             4,886
  Accounts receivable                                (21,572)           16,903
  Inventories                                         (2,053)            8,226
  Accounts payable, trade                              5,739            (9,269)
  Other                                                4,873            (5,613)
    Net cash provided by operating activities          1,337             9,402
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities                   (3,000)           (1,000)
  Sale of marketable securities                        1,928             2,500
  Purchase of stock investment                            --            (1,000)
  Purchase of property and equipment, net             (4,215)           (4,565)
  Acquisition of assets of FST, Inc.                      --            (2,500)
    Net cash used in investing activities             (5,287)           (6,565)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change from notes payable and
    capital lease obligations                            279            (4,415)
  Proceeds from sale of common stock                   2,960               393
  Other                                                   --                67
    Net cash provided by (used in)
      financing activities                             3,239            (3,955)
EFFECT OF CURRENCY TRANSLATION ON CASH FLOW             (323)             (115)
DECREASE IN CASH AND CASH EQUIVALENTS                 (1,034)           (1,233)
CASH AND EQUIVALENTS, beginning of period             12,295            12,041
CASH AND EQUIVALENTS, end of period                 $ 11,261           $10,808